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                                   EXHIBIT 11
                      FIRST TENNESSEE NATIONAL CORPORATION
                           PRIMARY EARNINGS PER SHARE
                      AND FULLY DILUTED EARNINGS PER SHARE



Computation for Statements of Income:                       1996             1995             1994
-------------------------------------                   -----------      -----------      -----------
Per statements of income (Thousands):
    Net income                                          $   179,907      $   164,888      $   147,068
                                                        ===========      ===========      ===========
Per statements of income:
    Weighted average shares outstanding                  67,196,586       68,024,794       68,441,382
                                                        ===========      ===========      ===========
Primary earnings per share (a):
    Net income                                          $      2.68      $      2.42      $      2.15
                                                        ===========      ===========      ===========

Additional Primary computation
------------------------------
Adjustment to weighted average shares
    outstanding:
    Weighted average shares outstanding
      per primary computation above                      67,196,586       68,024,794       68,441,382
    Add dilutive effect of outstanding
      options (as determined by the
      application of the treasury stock
      method)                                               971,608          639,766          535,064
                                                        -----------      ----------       -----------
    Weighted average shares outstanding,
      as adjusted                                        68,168,194       68,664,560       68,976,446
                                                        ===========      ===========      ===========
Primary earnings per share, as adjusted (b):
    Net income                                          $      2.64      $      2.40      $      2.13
                                                        ===========      ===========      ===========

Additional Fully Diluted Computation
------------------------------------
Adjustment to weighted average shares
    outstanding:
    Weighted average shares outstanding
      per primary computation above                      68,168,194       68,664,560       68,976,446
    Additional dilutive effect of outstanding
      options (as determined by the application
      of the treasury stock method)                          49,630           99,014           25,962
                                                        -----------      -----------      -----------
    Weighted average shares outstanding,
      as adjusted                                        68,217,824       68,763,574       69,002,408
                                                        ===========      ===========      ===========
Fully diluted earnings per share, as adjusted (b):
    Net income                                          $      2.64      $      2.40      $      2.13
                                                        ===========      ===========      ===========


(a)  These figures agree with the related amounts in the statements of income.
(b) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

Per share data reflects the 1996 two-for-one stock split.